Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Second Quarter Results
Torrance, California – September 10, 2010 – Virco Mfg. Corporation (NASDAQ: VIRC) today announced second quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:
Despite the worst recession in our 60-year corporate history, we made solid progress this summer in building market share among our core K-12 educational customers both nationally and internationally. Against an overall backdrop of double-digit declines in school construction starts and renovations, our revenue in the second quarter slipped only 3% from the second quarter of 2009 and 4.4% in the six months ended July 31, 2010, compared to the corresponding period in 2009. We have, however, experienced intense price competition as suppliers to our market struggle to generate sufficient revenue to cover operating expenses. In response, we aggressively lowered our own prices, resulting in lower gross and net margins for the second quarter and first half of the year. We expect prices to remain low for the balance of the year and perhaps well into next year.
As we warned in our first quarter report, until the private sector recovers fully and begins pumping tax receipts into state and local coffers, we believe spending for new schools and new school furniture will remain below the levels of a few years ago. The continuing slow recovery of the private sector and consequent slow recovery of tax receipts is what causes us to remain cautious about the near term. As we also previously communicated, we view this as an opportune time to provide excellent quality products and support to our educational customers and thus distance ourselves from competitors who may be less willing or able to commit to the intense seasonality and related logistical and financial challenges of this market.
Here are our results for the second quarter and the first six months ended July 31, 2010, and the comparable period last year:

	Three Months Ended		Six Months Ended
	7/31/2010	7/31/2009	7/31/2010	7/31/2009
	(In thousands, except share data)		(In thousands, except share data)
Net sales	$72,363	$74,623	$97,223	$101,672
Cost of sales	49,391	48,847	67,980	67,596

Gross profit	22,972	25,776	29,243	34,076
Selling, general administrative & other expense	17,994	18,683	30,759	31,870

Income (loss) before income taxes	4,978	7,093	(1,516)	2,206
Income tax expense (benefits)	941	3,047	(472)	1,147

Net income (loss)	$4,037	$4,046	$(1,044)	$1,059

Cash dividend declared	$0.05	$0.05	$0.05	$0.05

Net income (loss) per share — basic (a)	$0.28	$0.29	$(0.07)	$0.07
Net income (loss) per share — diluted	0.28	0.29	(0.07)	0.07

Weighted average shares outstanding - basic (a)	14,168	14,151	14,162	14,170
Weighted average shares outstanding - diluted	14,174	14,154	14,162	14,170

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	7/31/2010	1/31/2010	7/31/2009
Current assets	$90,013	$56,906	$89,559
Non-current assets	60,245	61,194	59,614
Current liabilities	55,010	22,926	47,671
Non-current liabilities	32,143	30,236	35,049
Stockholders’ equity	63,105	64,938	66,453

Because this recession has lasted so long, traditional year-over-year comparisons are beginning to lose some of their relevance. Looking back two years gives a better perspective on the difference between what some are calling the “new normal” and the pre-recession “old normal.” The second quarter of 2008 was the last quarter when public schools were operating on pre-recession budgets, so for us it provides a more representational baseline for comparing results of the second quarter of 2010. Compared to the second quarter of 2008, revenue for the second quarter of 2010 declined by 9.8% and gross profit declined by 11.3% with gross profit levels for the second quarter of 2008 being negatively impacted by a spike in raw material and gasoline prices. Compared to the first six months of 2008, revenue for the first six months of 2010 declined by 9.3% and gross profit declined by 17.5%. While these declines are relatively modest compared to other segments of the institutional furniture market, some of which are down 30-40% over the same period, we remain cautious because of the potential for further declines in our market as the lag in private sector tax contributions works its way through publicly-funded institutions.
However, because we expect current conditions to extend for at least another budget cycle, and perhaps into 2012, we recently made a number of moderate cost adjustments in our annual operating calendar to restore profitability at current revenue and price levels. As with our previous adjustments, these changes do not include layoffs.
We are proud that our business model of domestic design, fabrication, direct sales and customer service continues to support an American workforce that today totals over 1,100 employees. We have also been able to maintain full benefits and 40-hour work-weeks, although next year we will be introducing 4 unpaid furlough days that correspond with federal holidays when our customers are not in their offices or available to take deliveries of furniture.
Another important advantage of our domestic fabrication model is that it lets us control production and delivery schedules as well as raw material inputs. Unlike extended supply chains where inputs and schedules are harder to control, we have the ability to respond quickly to last-minute orders, which we’ve had a lot of this year, while always insuring that our furniture meets the highest standards of quality and safety.
Whatever success we’ve had over the last two years can be attributed to our employees. Their efforts each summer to make and deliver what is approaching half of all the classroom furniture used in America are inspiring, and this year in particular we received a number of compliments from educators who, because of budget uncertainties and last-minute changes in enrollment, found themselves without the furniture they needed right before school opened. Thanks to our Assemble-to-Ship factory operating model and the skilled performance of our employees, we were able to respond and equip these classrooms on time. To a greater or lesser extent, this story has been playing out both nationally and internationally over the same period of time, gradually winning us new customers as word-of-mouth spreads about our ability to manage large projects and rush orders with great reliability.
Simply stated, we intend to build on this momentum by continuing to offer trustworthy service, quality products, and innovative designs as our partners in the educational community navigate the unprecedented budgetary challenges of this prolonged recession.
This news release contains “forward-looking statements” as defined by the Private Securities
Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2010, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing